EXHIBIT 10.135

                              BURNHAM HILL PARTNERS

                        A DIVISION OF PALI CAPITAL, INC.

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570 LEXINGTON AVENUE                                            TEL 212-980-2200
NEW YORK, NEW YORK 10022                                        FAX 212-980-9466
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September 26, 2005

Dr. Bogdan Maglich
Chairman and Chief Executive Officer
HiEnergy Technologies, Inc.
1601-B Alton Parkway
Irvine, CA  92606


Gentlemen:

This letter Agreement (the "Agreement") confirms the engagement of Burnham Hill Partners ("BHP), a division of Pali Capital, Inc., by HiEnergy Technologies, Inc. (the "Company") to act as its exclusive placement agent in connection with capital raising through a transaction or transactions exempt from registration under the Securities Act of 1933, as amended, and in compliance with the applicable securities laws and regulations.

As compensation related to the proposed financing activity, BHP shall receive a cash placement fee equal to ten (10%) percent of the gross proceeds up to $3 million and seven (7%) percent of the gross proceeds in excess of $3 million. The Company, in its sole discretion, may accept or reject any financing terms proposed pursuant to this Agreement.

During the term of the Agreement, BHP shall act as the Company's exclusive financial advisor in connection with one or more potential strategic transactions, which may include an acquisition, partnership, strategic alliance, merger or a sale or disposition of assets (a "Strategic Transaction"). At the Company's request, BHP will:

      (a) assist the Company in analyzing and evaluating the business, operations and financial position of each suitable prospect for a Strategic Transaction;

      (b) assist the Company with its due diligence efforts related to each potential Strategic Transaction;

      (c) assist the Company in structuring and negotiating each Strategic Transaction and

      (d) be available at the Company's request to meet with your Board of Directors to discuss any proposed Strategic Transaction and its financial implications.

In connection with advisory services related to Strategic Transaction the Company shall pay BHP a cash fee (or stock fee upon mutual agreement) equal to three (3%) percent of the aggregate value/consideration received or paid in connection with such Strategic Transaction.

BHP, or its registered assigns, shall be issued Placement Agent Warrants in an amount equal to eight (8%) percent of the securities issued in connection with the financing activity under this agreement. The Placement Agent Warrants shall be exercisable at the purchase price or exercise price of the common stock or underlying common stock in the case of convertible securities issued and such placement agent warrants shall expire five years from the issuance date. The shares underlying the Placement Agent Warrants shall have standard piggyback registration rights, and shall be exercisable pursuant to a cashless exercise provision, subject to the Company's right to call the Placement Agent Warrants if the common stock closes above $2.00 for ten consecutive trading days. The common shares underlying the Placement Agent Warrants shall be included in any registration statement covering the shares issued pursuant to financing activity under this Agreement.

The Company shall pay to BHP an initial retainer of $10,000, which shall be deducted from any fees due under the Agreement. The Company shall provide to BHP periodic reimbursement of all out-of-pocket expenses, which amount shall not exceed $10,000 without the prior written approval of the Company.

Notice given pursuant to any of the provisions of this Agreement shall be given in writing and shall be sent by overnight courier or personally delivered (a) if to the Company, to the Company's Chief Executive Officer at the address listed above; and (b) if to BHP, to its offices at 570 Lexington Avenue, New York, NY 10022. Attention: Jason Adelman, Managing Director.

No advice or opinion rendered by BHP, whether formal or informal, may be disclosed, in whole or in part, or summarized, excerpted from or otherwise referred to without our prior written consent. In addition, BHP may not be otherwise referred to without its prior written consent. Since BHP will be acting on behalf of the Company in connection with its engagement hereunder, the Company has entered into a separate letter Agreement, dated the date hereof, providing for the indemnification by the Company of BHP and certain related persons and entities.

BHP's engagement hereunder shall expire twelve (12) months from the date of this Agreement (the "Authorization Period"). In the event that there has not been an initial closing with gross proceeds of at least $2,000,000 within thirty (30) days of the execution of this Agreement, the Company may terminate this Agreement upon five business days notice. Provided however, that upon the expiration or termination, BHP will continue to be entitled to its full fees provided for herein in the event that at any time prior to the expiration of twelve (12) months after such expiration or termination, a Financing involving the Company occurs that involves a party contacted by BHP on behalf of the Company.


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Subject to the completion of the initial financing with gross proceeds of at least $2,000,000, for a period of eighteen (18) months following such closing, BHP shall have a right of first refusal to act as an underwriter in connection with a public offering of the Company's securities with BHP receiving no less than thirty (30%) percent of the deal economics. BHP, at the Company's request, shall assist the Company in identifying and facilitating a larger bracket investment bank in pursuing an underwritten public offering of the Company's securities during the term of this Agreement.

BHP is a division of Pali Capital Inc. The letter agreement shall remain in full force and effect as to BHP and the Company in the event that BHP becomes an independent entity. Each of BHP and the Company agrees that the other party has no fiduciary duty to it or its stockholders, officers and directors as a result of the engagement described in this Agreement. This Agreement shall be governed by and construed in accordance with the laws of the State of New York without regard to conflicts of law principles thereof. This Agreement may not be amended or modified except in writing signed by each of the parties hereto.

The invalidity or unenforceability of any provision of this letter Agreement shall not affect the validity or enforceability of any other provisions of this Agreement or the Indemnification Agreement, which shall remain in full force and effect.

We are delighted to accept this engagement and look forward to working with you on this assignment. Please confirm that the foregoing is in accordance with your understanding by signing and returning to us the enclosed duplicate of this Agreement.



                                    Very truly yours,

                                    Burnham Hill Partners

                                    By: /s/ Jason Adelman
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                                        Name:  Jason Adelman
                                        Title: Managing Director


Accepted and Agreed to as of the date first written above:

By: B.C. Maglich
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    Name:  B.C. Maglich
    Title: CEO



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